Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Jana Haynes	Julie Craven
(507) 437-5248	(507) 437-5345
jlhaynes@hormel.com	media@hormel.com

HORMEL FOODS REPORTS RECORD THIRD QUARTER RESULTS

AUSTIN, Minn. (August 21, 2014) – Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal year 2014 third quarter.  All comparisons are to the third quarter of fiscal 2013.

HIGHLIGHTS

Third Quarter

♦            Record diluted EPS of $0.51, up 21 percent from $0.42 per share

♦            Segment operating profit increased 23 percent

♦            Record dollar sales of $2.3 billion, up 6 percent; volume down 1 percent

♦            Grocery Products operating profit down 36 percent; volume down 3 percent; dollar sales down 3 percent

♦            Refrigerated Foods operating profit up 101 percent; volume flat; dollar sales up 12 percent

♦            Jennie-O Turkey Store operating profit up 42 percent; volume down 2 percent; dollar sales up 4 percent

♦            Specialty Foods operating profit down 25 percent; volume down 9 percent; dollar sales down 10 percent

♦            International & Other operating profit up 12 percent; volume up 12 percent; dollar sales up 18 percent

The company reported record fiscal 2014 third quarter net earnings of $138.0 million, up 21 percent from net earnings of $113.6 million a year earlier. Diluted earnings per share for the quarter were $0.51, up 21 percent compared to $0.42 last year.  Sales for the quarter were $2.3 billion, up 6 percent from the same period in fiscal 2013.

COMMENTARY

“Our team was able to achieve another quarter of record sales and earnings, with sales up 6% and earnings per share up 21% versus the same quarter a year ago,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.

“Strong demand for pork and turkey, and increased sales of value-added products in our Refrigerated Foods, Jennie-O Turkey Store and International & Other segments more than offset a challenging quarter for our Grocery Products and Specialty Foods segments,” commented Ettinger.  “Our balanced model continues to support consistent revenue and earnings growth.”

SEGMENT OPERATING HIGHLIGHTS – THIRD QUARTER

Grocery Products (16% of Net Sales, 15% of Total Segment Operating Profit)

Grocery Products operating profit decreased 36 percent and total segment sales decreased 3 percent, as our core canned meat and microwave meal franchises were impacted by unusually high input costs and related pricing actions taken earlier this year.  SKIPPY® peanut butter, HORMEL® bacon toppings and the HERDEZ® line of products within our MegaMex Foods joint venture delivered volume growth.

Refrigerated Foods (52% of Net Sales, 40% of Total Segment Operating Profit)

Refrigerated Foods segment profit increased 101 percent, and sales increased 12 percent.  Results were driven by strong pork operating margins and growth of retail and foodservice value-added products.  BLACK LABEL® bacon, HORMEL® REV® snack wraps, LLOYD’S® ribs and HORMEL® FIRE BRAISEDTM meats experienced sales growth.

Jennie-O Turkey Store (17% of Net Sales, 29% of Total Segment Operating Profit)

Jennie-O Turkey Store segment profit increased 42 percent this quarter and sales were up 4 percent.  Increased sales of value-added products along with strong commodity turkey prices and lower feed costs more than offset lower live production performance and higher fuel expenses as the last winter flocks moved through our system this quarter.  JENNIE-O® ground turkey and JENNIE-O® deli products contributed to sales growth during the quarter.

Specialty Foods (9% of Net Sales, 8% of Total Segment Operating Profit)

The Specialty Foods segment posted operating profits 25 percent lower than last year with a 10 percent decrease in sales.  As expected, lower segment results were largely due to the July 2013 expiration of the agreement allowing Diamond Crystal Brands to sell certain sugar substitutes into foodservice trade channels.

International & Other (6% of Net Sales, 8% of Total Segment Operating Profit)

The International & Other segment reported profits up 12 percent and a sales increase of 18 percent.  Results were driven by strong growth in our China pork foodservice sales along with the addition of SKIPPY® peanut butter in China.  SPAM® luncheon meat exports were impacted by high input costs.

OUTLOOK

“Heading into the fourth quarter we will build on the momentum of SKIPPY® peanut butter and HORMEL® REV® snack wraps with advertising campaigns during the back-to-school season,” commented Ettinger.  “We are excited to enhance our portfolio of leading brands with the addition of MUSCLE MILK® premium protein products in the high-growth sports nutrition category.”

“We anticipate a strong finish to the year from our Jennie-O Turkey Store segment, aided by beneficial grain markets and growing value-added sales, and from our International & Other and Specialty Foods segments,” remarked Ettinger.  “The impact of cost pressures in our Grocery Products segment is likely to continue in the fourth quarter, and pork operating margins are not expected to be as beneficial to Refrigerated Foods.  Taking all of these factors into account, we expect to finish fiscal 2014 within our previously stated guidance range of $2.17 to $2.27 per share,” stated Ettinger.

DIVIDENDS

Effective August 15, 2014, the company paid its 344th consecutive quarterly dividend, at the annual rate of $0.80.

CONFERENCE CALL

A conference call will be webcast at 8:00 a.m. CT on Thursday, August 21, 2014. Access is available at www.hormelfoods.com. The call will also be accessible via telephone by dialing 888-329-8877 and providing the access code 2700055.  An audio replay is available by calling 888-203-1112 and entering access code 2700055.  The audio replay will be available beginning at 11:00 a.m. CT on Thursday, August 21, 2014, through 11:00 a.m. CT on September 4, 2014.  The Webcast replay will be available at 11:00 a.m. CT, Thursday, August 21, 2014, and archived for one year.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P 500 Dividend Aristocrats for 2014, was named the 2013 Sustainable Supply Chain of the Year by Refrigerated & Frozen Foods magazine, and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the sixth year in a row.  Hormel Foods was recognized on the G.I. Jobs magazine list of America’s Top 100 Military Friendly Employers in 2012 and 2013, and named one of the 2014 40 Best Companies for Leaders by Chief Executive magazine.  The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors on pages 32 - 38 in the company’s Form 10Q for the quarter ended April 27, 2014, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2014 Third Quarter Segment Operating Results (dollars in thousands)

	THIRD QUARTER – 13 WEEKS ENDED

NET SALES	July 27, 2014	July 28, 2013	% Change
Grocery Products	$359,549	$370,297	(2.9)
Refrigerated Foods	1,192,624	1,068,587	11.6
Jennie-O Turkey Store	382,647	367,125	4.2
Specialty Foods	216,406	240,512	(10.0)
International & Other	133,721	113,004	18.3
Total	$2,284,947	$2,159,525	5.8

OPERATING PROFIT
Grocery Products	$33,781	$52,962	(36.2)
Refrigerated Foods	90,028	44,769	101.1
Jennie-O Turkey Store	64,756	45,623	41.9
Specialty Foods	17,378	23,170	(25.0)
International & Other	18,696	16,692	12.0
Total segment operating profit	224,639	183,216	22.6
Net interest and investment expense (income)	1,522	3,577	(57.5)
General corporate expense	11,174	2,833	294.4
Noncontrolling interest	1,039	270	284.8
Earnings before income taxes	$212,982	$177,076	20.3

	YEAR TO DATE – 39 WEEKS ENDED

NET SALES	July 27, 2014	July 28, 2013	% Change
Grocery Products	$1,153,099	$1,097,942	5.0
Refrigerated Foods	3,432,289	3,143,358	9.2
Jennie-O Turkey Store	1,162,472	1,142,198	1.8
Specialty Foods	629,561	720,048	(12.6)
International & Other	395,064	324,906	21.6
Total	$6,772,485	$6,428,452	5.4

OPERATING PROFIT
Grocery Products	$145,013	$150,170	(3.4)
Refrigerated Foods	250,724	153,239	63.6
Jennie-O Turkey Store	177,109	156,567	13.1
Specialty Foods	57,767	72,898	(20.8)
International & Other	62,116	49,421	25.7
Total segment operating profit	692,729	582,295	19.0
Net interest and investment expense (income)	6,842	6,887	(0.7)
General corporate expense	27,242	19,228	41.7
Noncontrolling interest	2,765	2,720	1.7
Earnings before income taxes	$661,410	$558,900	18.3

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	July 27, 2014	July 28, 2013	July 27, 2014	July 28, 2013

Net sales	$2,284,947	$2,159,525	$6,772,485	$6,428,452

Cost of products sold	1,920,948	1,829,219	5,631,086	5,401,152

GROSS PROFIT:	363,999	330,306	1,141,399	1,027,300

Selling, general and administrative	153,035	150,999	485,009	479,896

Equity in earnings of affiliates	3,540	1,346	11,862	18,383

OPERATING INCOME:	214,504	180,653	668,252	565,787

Other income & expenses:
Interest & investment income (expense)	1,603	(455)	2,470	2,471
Interest expense	(3,125)	(3,122)	(9,312)	(9,358)

EARNINGS BEFORE INCOME TAXES:	212,982	177,076	661,410	558,900

Provision for income taxes	73,968	63,171	227,232	187,309
(effective tax rate)	34.73%	35.67%	34.36%	33.51%

NET EARNINGS	139,014	113,905	434,178	371,591
Less: net earnings attributable to noncontrolling interest	1,039	270	2,765	2,720
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$137,975	$113,635	$431,413	$368,871

NET EARNINGS PER SHARE
Basic	$.52	$.43	$1.63	$1.39
Diluted	$.51	$.42	$1.60	$1.37

WEIGHTED AVG SHARES O/S
Basic	263,983	264,605	263,887	264,472
Diluted	270,400	270,769	270,345	270,230

DIVIDENDS DECLARED
PER SHARE	$.20	$.17	$.60	$.51

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

	July 27, 2014	October 27, 2013
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$530,977	$434,014
Accounts receivable	536,505	551,500
Inventories	1,076,892	967,977
Income taxes receivable	6,622	-
Deferred income taxes	71,741	73,543
Prepaid expenses	13,140	13,000
Other current assets	9,164	7,379

TOTAL CURRENT ASSETS	2,245,041	2,047,413

INTANGIBLES	1,336,293	1,312,565

OTHER ASSETS	628,949	600,569

PROPERTY, PLANT & EQUIPMENT, NET	978,150	955,333

TOTAL ASSETS	$5,188,433	$4,915,880

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$785,099	$784,009

LONG-TERM DEBT – LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	573,754	565,292

SHAREHOLDERS’ INVESTMENT	3,579,580	3,316,579

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$5,188,433	$4,915,880

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirty-Nine Weeks Ended
	July 27, 2014	July 28, 2013
	(in thousands)
OPERATING ACTIVITIES
Net earnings	$434,178	$371,591
Depreciation and amortization of intangibles	97,134	92,986
Increase in working capital	(138,370)	(41,711)
Other	1,424	5,983
NET CASH PROVIDED BY OPERATING ACTIVITIES	394,366	428,849

INVESTING ACTIVITIES
Net sale of securities	-	77,558
Acquisitions of businesses/intangibles	(41,876)	(665,415)
Net purchases of property / equipment	(103,259)	(62,212)
Decrease (increase) in investments, equity in affiliates, and other assets	905	(4,810)
NET CASH USED IN INVESTING ACTIVITIES	(144,230)	(654,879)

FINANCING ACTIVITIES
Dividends paid on common stock	(150,360)	(129,426)
Share repurchase	(28,068)	(45,668)
Other	26,310	48,198
NET CASH USED IN FINANCING ACTIVITIES	(152,118)	(126,896)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,055)	34
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	96,963	(352,892)
Cash and cash equivalents at beginning of year	434,014	682,388
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$530,977	$329,496